Exhibit 5.1


                 [WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]



                                January 30, 2001

The Board of Directors
Media General, Inc.
333 East Franklin Street
Richmond, Virginia  23219

         Re:  Thrift Plan Plus for Employees of Media General, Inc.

Ladies and Gentlemen:

         This letter is delivered to you in connection with the actions taken and proposed to be taken by Media General, Inc., a Virginia corporation (the "Company"), with respect to the offer and sale from time to time pursuant to the Thrift Plan Plus for Employees of Media General, Inc. (the "Plan"), of 1,500,000 shares of the Company's Class A Common Stock, par value $5.00 per share (the "Shares"), in accordance with the terms of the Plan. We have reviewed the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

         In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

         Based upon such examination, it is our opinion that the Shares which constitute original issuance securities, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

                                     Very truly yours,

                                     /s/ Williams, Mullen, Clark & Dobbins, P.C.